                            STOCK PURCHASE AGREEMENT


                            Dated as of May 27, 1998


                                  By and Among


                                J SAINSBURY PLC,


                            JS MASS. SECURITIES CORP.


                                       and


                             KONINKLIJKE AHOLD N.V.
                                  (Royal Ahold)


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                                TABLE OF CONTENTS

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ARTICLE I
     DEFINITIONS.................................................................................................   1

                  Section 1.1  Definitions.......................................................................   1

ARTICLE II
     SALE OF STOCK AND TENDER OFFER..............................................................................   4

                  Section 2.1  Sale of Transferred Shares........................................................   4
                  Section 2.2  Purchase Price for Transferred Shares.............................................   4
                  Section 2.3  Closing...........................................................................   4
                  Section 2.4  Transfer Taxes....................................................................   4
                  Section 2.5  Tender of Class A Shares..........................................................   4

ARTICLE III
     REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE SELLER.................................................   5

         Section 3.  Representations and Warranties of the Parent and the Seller.................................   5
                  Section 3.1  Legal Status......................................................................   5
                  Section 3.2  Power and Authority; Enforceability...............................................   5
                  Section 3.3  Ownership of Transferred Shares...................................................   5
                  Section 3.4  No Conflicts; Consents of Third Parties; Compliance with Laws.....................   6
                  Section 3.5  Broker's or Finder's Fees.........................................................   6

ARTICLE IV
     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.............................................................   6

         Section 4.  Representations and Warranties of the Purchaser.............................................   6
                  Section 4.1  Legal Status......................................................................   6
                  Section 4.2  Power and Authority; Enforceability...............................................   6
                  Section 4.3  No Conflicts......................................................................   7
                  Section 4.4  Broker's or Finder's Fees.........................................................   7
                  Section 4.5  Available Funds...................................................................   7
                  Section 4.6  Securities Act....................................................................   7

ARTICLE V
     EXCLUSIVE DEALING, OTHER COVENANTS..........................................................................   8

                  Section 5.1  Exclusive Dealing.................................................................   8
                  Section 5.2  Further Assurances................................................................   9
                  Section 5.3  Resignations......................................................................   9
                  Section 5.4  Provisions Concerning Transferred Shares..........................................   9
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                  Section 5.5   Restriction on Transfer, Proxies and Non-Interference............................   9
                  Section 5.6   Changes in Shares................................................................  10
                  Section 5.7   Changes in Tender Offer..........................................................  10
                  Section 5.8   Tender Offer Conditions..........................................................  10
                  Section 5.9   Purchase of the Class A Shares and the Transferred Shares........................  10

ARTICLE VI
     CONDITIONS TO THE PURCHASER'S OBLIGATIONS...................................................................  10

         Section 6.  Conditions to the Purchaser's Obligations...................................................  10
                  Section 6.1   Truth of Representations and Warranties..........................................  10
                  Section 6.2   Performance of Agreements........................................................  11
                  Section 6.3   Injunction.......................................................................  11
                  Section 6.4   Consents and Approvals...........................................................  11
                  Section 6.5   Tender Offer  Conditions.........................................................  11
                  Section 6.6   Resignations.....................................................................  11
                  Section 6.7   Class AC Stock Purchase Agreement................................................  12
                  Section 6.8   Tender Offer.....................................................................  12

ARTICLE VII
     CONDITIONS TO THE OBLIGATIONS OF THE PARENT AND THE SELLER..................................................  12

         Section 7.  Conditions to the Obligations of the Parent and the Seller..................................  12
                  Section 7.1   Truth of Representations and Warranties..........................................  12
                  Section 7.2   Performance of Agreements........................................................  12
                  Section 7.3   Injunction.......................................................................  12
                  Section 7.4   Tender Offer.....................................................................  12
                  Section 7.5   Class AC Stock Purchase Agreement................................................  13

ARTICLE VIII
     MISCELLANEOUS...............................................................................................  13
                  Section 8.1   Representations and Warranties...................................................  13
                  Section 8.2   Expenses.........................................................................  13
                  Section 8.3   Governing Law....................................................................  13
                  Section 8.4   Headings.........................................................................  14
                  Section 8.5   Publicity........................................................................  14
                  Section 8.6   Notices..........................................................................  14
                  Section 8.7   Binding Effect; Benefit; Assignment..............................................  15
                  Section 8.8   Best Efforts.....................................................................  15
                  Section 8.9   Counterparts.....................................................................  16
                  Section 8.10  Entire Agreement.................................................................  16
                  Section 8.11  Amendments.......................................................................  16
                  Section 8.12  Severability.....................................................................  16
                  Section 8.13  Termination of Agreement.........................................................  16
                  Section 8.14  Specific Performance.............................................................  16
                  Section 8.15  Remedies Cumulative..............................................................  17
                  Section 8.16  No Waiver........................................................................  17
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
                            STOCK PURCHASE AGREEMENT


                  STOCK PURCHASE AGREEMENT (this "Agreement") dated as of May 27, 1998, by and among J Sainsbury plc, a corporation organized and existing under the laws of England and Wales (the "Parent"), JS Mass. Securities Corp., a corporation organized and existing under the laws of the State of Massachusetts and a wholly-owned subsidiary of Parent (the "Seller"), and Koninklijke Ahold N.V. (Royal Ahold), a public company with limited liability organized under the laws of the Netherlands with its corporate seat in Zaandam (Municipality Zaanstad) (the "Purchaser").


                              W I T N E S S E T H :


                  WHEREAS, the Parent and the Seller own beneficially and the Seller will prior to and at the Closing (as hereinafter defined) own of record 125,000 shares of Class AL Common Stock, par value $1.00 per share (the "Class AL Shares"), and 11,779,931 shares of Class A Common Stock, par value $1.00 per share (the "Class A Shares"), in each case of Giant Food Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation");

                  WHEREAS, the Seller desires to sell, and the Purchaser desires to purchase, all of the Class AL Shares (such Class AL Shares, collectively, the "Transferred Shares"), on the terms and subject to the conditions set forth in this Agreement; and

                  WHEREAS, the Purchaser has made a tender offer to purchase any and all of the issued and outstanding Class A Shares, subject to the terms and conditions set forth in the Offer to Purchase dated May 19, 1998 (the "Offer to Purchase") (including, without limitation, the conditions set forth in Section 14 thereof (the "Tender Offer Conditions") (the "Tender Offer"), at a price per share equal to $43.50 (the "Tender Offer Price").

                  NOW, THEREFORE, in consideration of the premises and of the promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

                  Section 1.1 Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

                  "Acquisition Proposal" shall have the meaning provided in
Section 5.1(a) hereof.

                  "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, or the power to appoint or dismiss the managing directors of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided that, for purposes of this Agreement, the Corporation shall not be deemed an Affiliate of the Parent or the Seller.

                  "Agents" shall have the meaning provided in Section 5.1(a) hereof.

                  "Agreement" shall have the meaning provided in the recitals hereto.

                  "Class AC Shares" shall mean the shares of Class AC Common Stock, par value $1.00 per share, of the Corporation.

                  "Class AC Stock Purchase Agreement" shall mean the Stock Purchase Agreement dated as of May 19, 1998 by and between the Purchaser and the Selling AC Shareholder, as such agreement may be amended from time to time.

                  "Class AL Shares" shall have the meaning provided in the recitals hereto.

                  "Class A Shares" shall have the meaning provided in the recitals hereto.

                  "Closing" shall have the meaning provided in Section 2.3 hereof.

                  "Closing Date" shall have the meaning provided in Section 2.3 hereof.

                  "Corporation" shall have the meaning provided in the recitals hereto.

                  "Director" shall have the meaning provided in Section 6.6 hereof.

                  "Existing Class A Shares" shall have the meaning provided in
Section 2.5 hereof.

                  "HSR Act" shall have the meaning set forth in Section 4.3(b) hereof.

                  "Law" shall mean any constitution, treaty, statute, law, code, ordinance, decree, order, rule, regulation, or judicial or arbitral decision or judgment.

                  "Liens" shall mean liens, security interests, options, rights of first refusal, charges, adverse claims, security agreements, or any other encumbrances; provided, however, that with respect to the Transferred Shares, "Liens" shall not include any restrictions imposed upon such Transferred Shares by this Agreement, the Certificate of Incorporation or By-Laws of the Corporation or the provisions of the General Corporation Law of the State of Delaware.

                  "Offer to Purchase" shall have the meaning provided in the recitals hereto.

                  "Parent" shall have the meaning provided in the preamble hereto.

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                  "Person" shall mean any individual, partnership, limited
liability company, corporation, trust, unincorporated association or other entity which is recognized as having legal personality under national or international Law.

                  "Purchase Price" shall have the meaning provided in Section
2.2 hereof.

                  "Purchaser" shall have the meaning provided in the preamble hereto.

                  "Securities Act" shall have the meaning provided in Section
4.6 hereof.

                  "Seller" shall have the meaning provided in the preamble hereto.

                  "Seller's Class A Shares" shall have the meaning provided in
Section 2.5 hereof.

                  "Selling AC Shareholder" shall mean The 1224 Corporation, a corporation organized and existing under the laws of the State of Delaware.

                  "Share Register" shall mean, collectively, the register books maintained by the Corporation setting forth the names and addresses of each of the owners of the shares of capital stock of the Corporation and the number of such shares owned by each such owner, and indicating each transfer or encumbrance of such shares by any owner thereof.

                  "Tax" or "Taxes" shall mean any net income, alternative or add-on minimum tax, advance corporation, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, value-added, withholding, payroll, employment, excise, transfer, stamp or occupation tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty imposed by any governmental authority with respect thereto and any liability for such amounts as a result of either being a member of an affiliated group or of a contractual obligation to indemnify any other entity.

                  "Tender Offer" shall have the meaning provided in the recitals hereto.

                  "Tender Offer Conditions" shall have the meaning provided in recitals hereto.

                  "Tender Offer Documents" shall have the meaning provided in
Section 2.6(b) hereof.

                  "Tender Offer Price" shall have the meaning provided in the recitals hereto.

                  "Transferred Shares" shall have the meaning provided in the recitals hereto.

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                                   ARTICLE II
                         SALE OF STOCK AND TENDER OFFER

                  Section 2.1 Sale of Transferred Shares. On the terms and subject to the conditions set forth in this Agreement, the Seller agrees and the Parent agrees to cause the Seller, to sell and transfer to the Purchaser at the Closing, and the Purchaser agrees to purchase from the Seller at the Closing, the Transferred Shares, free and clear of all Liens. At or immediately following the Closing, each of the Parent and the Seller shall use its reasonable best efforts to cause the Corporation to duly enter the transfer of the Transferred Shares in the Share Register.

                  Section 2.2 Purchase Price for Transferred Shares. In full consideration for the purchase by the Purchaser of the Transferred Shares, the Purchaser shall pay to the Seller (or its designee) on the Closing Date One Hundred Million Dollars ($100,000,000) in the aggregate by wire transfer in immediately available funds to the account specified by the Seller to the Purchaser at least two business days prior to the Closing (the "Purchase Price"). For purposes of this Section 2.2, "business day" shall mean any day other than a Saturday, a Sunday or a day on which the banks in the United States or the Netherlands are authorized or obligated by Law to close.

                  Section 2.3 Closing. The sale referred to in Section 2.1 (the "Closing") shall take place at the offices of White & Case LLP, 601 Thirteenth Street, NW, Suite 600 South, Washington, DC, as soon as practicable after the last of the conditions set forth in Articles VI and VII hereof is fulfilled or waived (subject to applicable law) but (a) in no event later than the fifth business day thereafter, or at such other time and place and on such other date as the Purchaser and the Seller shall mutually agree and (b) in any case simultaneously with the purchase of Class A Shares validly tendered pursuant to the Tender Offer (the "Closing Date"). On the Closing Date, the Seller shall, and the Parent shall cause the Seller to, deliver to the Purchaser, against payment as provided in Section 2.2 hereof, certificates representing the Transferred Shares, duly endorsed in blank, or accompanied by stock powers duly endorsed in blank, with all necessary transfer tax and other revenue stamps, acquired at the Purchaser's expense, affixed thereto.

                  Section 2.4 Transfer Taxes. The Seller shall, and the Parent shall cause the Seller to, pay all Taxes charged to grantors, transferors or assignors under applicable Law, provided that the Purchaser shall pay any stock transfer and stamp taxes which become payable in connection with the purchase of the Transferred Shares hereunder.

                  Section 2.5 Tender of Class A Shares. (a) The Seller hereby agrees, and the Parent agrees to cause the Seller, to tender validly (and not to withdraw) pursuant to and in accordance with the terms of the Tender Offer, in a timely manner for acceptance by the Purchaser in the Tender Offer, the 11,779,931 Class A Shares owned by the Seller on the date hereof (the "Existing Class A Shares") and any Class A Shares that may be acquired by the Seller after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise (such Class A Shares, together with the Existing Class A Shares, are referred to herein as the "Seller's Class A Shares"). Each of the Parent and the Seller hereby acknowledges and agrees that the Purchaser's obligation to accept for payment and pay for Class A Shares tendered in the Tender Offer, including the Seller's Class

A Shares, is subject to the terms and conditions of the Tender Offer. The Purchaser agrees to use its reasonable best efforts to cause the depositary for the Tender Offer to agree to use its reasonable best efforts to notify each holder of Class A Shares tendered pursuant to the Tender Offer, if requested by such holder, of any defect in the tender of such Class A Shares which could result in such Class A Shares not being deemed validly tendered pursuant to the Tender Offer.

                  (b) Each of the Parent and the Seller hereby agrees to permit the Purchaser to publish and disclose, and hereby consents to any prior publication and disclosure, in the Tender Offer Statement on Schedule 14D-1 with respect to the Tender Offer, the Offer to Purchase and form of related letter of transmittal as well as all other information and exhibits and any supplements or amendments thereto (the "Tender Offer Documents") its identity and the Seller's ownership of Class A Shares and the Class AL Shares, and, to the extent required by the Securities Exchange Act of 1934, as amended, an accurate summary of the material terms of the agreements, arrangements and understandings among the Parent, the Seller and the Purchaser under this Agreement.

                                   ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE SELLER

                  Section 3. Representations and Warranties of the Parent and the Seller. In order to induce the Purchaser to enter into this Agreement and to acquire the Transferred Shares, each of the Parent and the Seller makes the following representations and warranties.

                  Section 3.1 Legal Status. The Parent is a duly organized and validly existing corporation under the Laws of England and Wales. The Seller is a duly organized and validly existing corporation in good standing under the Laws of the State of Massachusetts.

                  Section 3.2 Power and Authority; Enforceability. Each of the Parent and the Seller has full requisite legal capacity, power and authority to execute, deliver and perform its obligations pursuant to this Agreement and to consummate the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance by the Parent and the Seller of their respective obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by each of the Parent and the Seller and constitutes a valid and legally binding obligation of each of the Parent and the Seller enforceable against each of the Parent and the Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

                  Section 3.3 Ownership of Transferred Shares. The Parent and the Seller are the beneficial owners of, and prior to and on the Closing Date the Seller will be the lawful record owner of, all of the Class AL Shares and the Existing Class A Shares, in each case free and clear of all Liens. Other than as specified in the preceding sentence, as of the date of this Agreement none of the Parent, the Seller or any Affiliate of the Parent owns any shares of capital stock of the Corporation. The Seller has full legal right, power and authority to sell, assign, transfer and convey the Transferred Shares pursuant to this Agreement. The delivery to the Purchaser of the

Transferred Shares against payment therefor pursuant to this Agreement and of the Seller's Class A Shares pursuant to the Tender Offer against payment therefore will, in each case, transfer to the Purchaser on the Closing Date good and valid title thereto, free and clear of any Liens.


                  Section 3.4 No Conflicts; Consents of Third Parties; Compliance with Laws. (a) The execution, delivery and performance by the Parent and the Seller of this Agreement and the consummation of the purchase of the Transferred Shares and the other transactions contemplated hereby will not (i) conflict with the Memorandum and Articles of Association and By-Laws of the Parent or the Articles of Organization or By-Laws of the Seller, (ii) conflict with, or result in the breach or termination of, or constitute a default under, any lease, charter, note, bond, mortgage, license, permit, indenture, contract, agreement, commitment, arrangement or other instrument or obligation, or any order, judgment, decree, injunction, regulation or ruling of any governmental authority or regulatory organization of competent authority, domestic or foreign, to which the Parent or the Seller is a party or by which the Parent or the Seller or any of their respective properties or assets are bound, (iii) constitute a violation by the Parent or the Seller of any Law applicable to the Parent or the Seller or any of their respective properties or assets, or (iv) result in the creation of any Lien upon the Transferred Shares, except in the case of subclause (ii) above such conflicts, breaches, terminations and defaults which would not prevent or substantially delay the consummation of the transactions contemplated by this Agreement.


                  (b) No consent, approval, permit or authorization of, or designation, declaration or filing with, any governmental authorities or third parties is required on the part of the Parent or the Seller in connection with the execution and delivery of this Agreement and the performance of the transactions contemplated hereby.

                  Section 3.5 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of the Parent, the Seller or any of their Affiliates is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, other than the Parent, the Seller or their Affiliates.


                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                  Section 4. Representations and Warranties of the Purchaser. In order to induce the Parent and the Seller to enter into this Agreement and to sell the Transferred Shares, the Purchaser makes the following representations and warranties.

                  Section 4.1 Legal Status. The Purchaser is a duly organized and validly existing public company with limited liability under the laws of the Netherlands.

                  Section 4.2 Power and Authority; Enforceability. The Purchaser has full requisite legal capacity, power and authority to execute, deliver and perform the terms and provisions of this Agreement and to consummate the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes a valid and legally binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditor's rights and to general equitable principles.

                  Section 4.3 No Conflicts. (a) Assuming the receipts of the consents, approvals, permits, authorizations, designations or declarations, or the making of the filings, specified in clause (b) below, the execution, delivery and performance of this Agreement by the Purchaser and the performance of the provisions regarding the Tender Offer will not (i) conflict with the Articles of Association of the Purchaser, (ii) conflict with, result in the breach or termination of, or constitute a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under, any lease, charter, note, bond, mortgage, license, indenture, contract, agreement, commitment, arrangement or other instrument or obligation or any order, judgment, decree, injunction, regulation or ruling of any governmental authority or regulatory organization, domestic or foreign, to which the Purchaser is a party or by which the Purchaser or any of its properties or assets are bound, or (iii) constitute a violation by the Purchaser of any Law applicable to the Purchaser any of its properties or assets.

                  (b) Except (i) for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) as required by the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder in connection with the Tender Offer, (iii) the "blue sky" laws of various states, (iv) applicable Alcohol and Drug Laws and (v) applicable local permit laws, rules and regulations pertaining to the operation of the business of the Corporation and its subsidiaries, no consent, approval, permit, or authorization of, or designation, declaration or filing with, any governmental authorities or third parties is required on the part of the Purchaser in connection with the execution and delivery of this Agreement and the performance by the Purchaser of the transactions contemplated hereby.

                  Section 4.4 Broker's or Finder's Fees. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated (whose fees and expenses will be paid by the Purchaser), no agent, broker, person or firm acting on behalf of the Purchaser or any Affiliate thereof is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

                  Section 4.5 Available Funds. The Purchaser has or will have available to it at the Closing all funds necessary to satisfy all of its obligations hereunder and in connection with the transactions contemplated by this Agreement.

                  Section 4.6 Securities Act. The Purchaser is acquiring the Transferred Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the "Securities Act"). The Purchaser acknowledges that the Transferred Shares are not registered under the Securities Act or any applicable state securities law, and that the Transferred Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.


                                    ARTICLE V
                       EXCLUSIVE DEALING, OTHER COVENANTS

                  Section 5.1 Exclusive Dealing. (a) The Parent, the Seller and each of their respective officers, directors and employees shall, and shall instruct their respective representatives, consultants, investment bankers, attorneys, accountants, agents and advisors (collectively "Agents") to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to any purchase of the Transferred Shares or any Acquisition Proposal (as defined below). Neither the Parent nor the Seller shall directly or indirectly, take (and neither the Parent nor the Seller shall authorize or permit its Agents to so take) any action to (i) encourage, solicit or initiate the making of any offer to purchase the Transferred Shares or any Acquisition Proposal, (ii) enter into any agreement with respect to any offer to purchase the Transferred Shares or any Acquisition Proposal, or (iii) participate in any way in discussions or negotiations with, or furnish or disclose any information to, any Person (other than the Purchaser) in connection with, or take any other action to facilitate knowingly, or that such Person reasonably should have known would facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any offer to purchase the Transferred Shares or any Acquisition Proposal.

                  "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than the Purchaser) relating to any direct or indirect acquisition or purchase of all or any of the Class AL Shares, of a substantial amount of assets of the Corporation or any of its subsidiaries or of more than 10% of any class of equity securities of the Corporation or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning more than 10% of any other class of equity securities of the Corporation or any of its subsidiaries, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Corporation or any of its subsidiaries, other than the transactions contemplated hereby, or any other transaction involving the Corporation or any of its securities or assets the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Tender Offer, the acquisition of the Transferred Shares pursuant to this Agreement or the acquisition of the Class AC Shares pursuant to the Class AC Stock Purchase Agreement.

                  (b) In addition to the obligations of the Parent and the Seller set forth in paragraph (a), on the date of receipt thereof, each of the Parent and the Seller shall advise the Purchaser of any request for information or of any offer to purchase the Transferred Shares or any Acquisition Proposal, or any inquiry or proposal with respect to any offer to purchase the Transferred Shares or any Acquisition Proposal, the material terms and conditions of such request, offer or Acquisition Proposal and of any material changes thereto, and the identity of the entity or person making any such inquiry or proposal.

                  Section 5.2 Further Assurances. Each of the parties shall execute, acknowledge, deliver and file, without further consideration, all such additional documents and take such other actions as may be necessary or reasonably requested by the other party to consummate or evidence the transactions and fulfill the obligations contemplated by this Agreement.

                  Section 5.3 Resignations. On the Closing Date, the Seller shall, and the Parent shall cause the Seller to, cause each Person who has been elected by the Seller to the Board of Directors of the Corporation to resign effective as of the Closing Date.

                  Section 5.4 Provisions Concerning Transferred Shares. Each of the Parent and the Seller hereby agrees that during the period commencing on the date hereof and continuing until the earlier of (i) the Closing Date or (ii) the termination date set forth in Section 8.12 hereof, at any meeting of the holders of capital stock of the Corporation, however called, or in connection with any written consent of the holders of capital stock of the Corporation, the Seller shall, and the Parent shall cause the Seller to, vote (or cause to be voted) the Transferred Shares whether issued, heretofore owned or hereafter acquired, except as otherwise agreed to in writing in advance by the Purchaser, against the following actions: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Corporation or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Corporation or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Corporation or its subsidiaries; or (C) (1) any change in a majority of the persons who constitute the Board of Directors of the Corporation, (2) any change in the present capitalization of the Corporation or any amendment of the Corporation's Certificate of Incorporation or By-Laws,
(3) any other material change in the Corporation's corporate structure or business, or (4) any other action involving the Corporation or its subsidiaries which is intended, or would reasonably be expected, to impede, interfere with, prevent or materially delay the Tender Offer, the acquisition of the Transferred Shares pursuant to this Agreement or the acquisition of the Class AC Shares pursuant to the Class AC Stock Purchase Agreement. The Seller shall not enter into any agreement or understanding with any Person the effect of which the Seller knows or reasonably should have known would be to violate the provisions and agreements contained in this Section 5.4.

                  Section 5.5 Restriction on Transfer, Proxies and Non-Interference. Beginning on the date hereof and ending on the earlier of the Closing Date or the termination date set forth in Section 8.12 hereof, neither the Parent nor the Seller shall (i) directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any of the Transferred Shares or any of the Existing Class A Shares or any interest therein, (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Transferred Shares or Existing Class A Shares into a voting trust or enter into a voting agreement with respect to any Transferred Shares or Existing Class A Shares, or (iii) take any action that would, to their knowledge, make any representation or warranty of the Parent or the Seller contained herein untrue or incorrect or have the effect of preventing or disabling the Parent or the Seller from performing its obligations under this Agreement.

                  Section 5.6 Changes in Shares. In the event of a stock dividend or distribution, or any change in the capital stock of the Corporation by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Transferred Shares" shall be deemed to refer to and include the Transferred Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Transferred Shares may be changed or exchanged and the Purchase Price shall be appropriately and equitably adjusted. The Seller shall be entitled to receive any cash dividend paid during the term of this Agreement by the Corporation on the Transferred Shares until the Transferred Shares are purchased hereunder and on the Seller's Class A Shares as and to the extent provided in the Tender Offer Documents.


                  Section 5.7 Changes in Tender Offer. Without the consent of the Parent and the Seller, the Purchaser shall not (a) reduce the number of Class A Shares to be purchased in the Tender Offer, (b) reduce the Tender Offer Price, (c) modify or add to the Tender Offer Conditions in a manner that is materially adverse to the holders of Class A Shares or (d) change the form of consideration payable in the Tender Offer.

                  Section 5.8 Tender Offer Conditions. If the Purchaser waives any Tender Offer Condition for purposes of Section 6.5 hereof or the Tender Offer, the Purchaser shall waive such condition with respect to the Tender Offer or Section 6.5 hereof, as the case may be.

                  Section 5.9 Purchase of the Class A Shares and the Transferred Shares. (a) The Purchaser agrees that if it purchases any Class A Shares validly tendered pursuant to the Tender Offer and not withdrawn prior to the expiration of the Tender Offer, it will waive all unsatisfied conditions to the Purchaser's obligations set forth in Article VI hereof and will purchase the Transferred Shares pursuant to this Agreement.


                  (b) The Purchaser agrees that if it purchases the Transferred Shares pursuant to this Agreement, it will waive all unsatisfied Tender Offer Conditions and will purchase any of the Seller's Class A Shares validly tendered pursuant to the Tender Offer and not withdrawn prior to the expiration of the Tender Offer.


                                   ARTICLE VI
                    CONDITIONS TO THE PURCHASER'S OBLIGATIONS

                  Section 6. Conditions to the Purchaser's Obligations. The obligation of the Purchaser to purchase the Transferred Shares on the Closing Date is subject to the satisfaction, at or prior to the Closing, of the following conditions:

                  Section 6.1 Truth of Representations and Warranties. (a) The representations and warranties of the Parent and the Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Purchaser shall have received a certificate signed by an executive officer of each of the Parent and the Seller, dated the Closing Date, to such effect.

                  Section 6.2 Performance of Agreements. All of the agreements of the Parent and the Seller to be performed and all of the covenants of the Parent and the Seller to be complied with prior to the Closing pursuant to the terms of this Agreement shall have been duly performed or complied with, as applicable, in all material respects and the Purchaser shall have received a certificate signed by an executive officer of each of the Parent and the Seller, dated the Closing Date, to such effect.

                  Section 6.3 Injunction. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Tender Offer, the purchase of the Transferred Shares or any of the other transactions contemplated by this Agreement and which is in effect at the Closing Date, provided, however, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered.

                  Section 6.4 Consents and Approvals. All governmental and third-party consents, waivers and approvals, if any, specifically disclosed in this Agreement or necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received. All time periods under the HSR Act applicable to the purchase of the Class AC Shares under the Class AC Stock Purchase Agreement and the purchase of the Transferred Shares under this Agreement shall have expired or been terminated. No governmental or other instrumentality or agency shall have required that, in exchange for approval of the transactions contemplated by this Agreement, the Purchaser, the Corporation or any of their respective Affiliates sell or otherwise dispose of, or hold separate (through the establishment of a trust or otherwise) particular assets or categories of assets, or businesses of the Purchaser, the Corporation or any of their respective Affiliates or withdraw from doing business in a particular jurisdiction or take any other action that, in the aggregate, in the sole judgment of the Purchaser, would reasonably be expected to substantially impair or substantially reduce the Purchaser's ability to control, direct or manage on a day-to-day basis the business or affairs of the Corporation or to substantially impair or substantially reduce the overall benefits expected, as of the date hereof, to be realized by the Purchaser from the consummation of the transactions contemplated by this Agreement or would have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise), prospects, operations or results of operations of the Purchaser and its subsidiaries taken as a whole or the Corporation and its subsidiaries taken as a whole.

                  Section 6.5 Tender Offer Conditions. At any time on or after the date hereof and at or before the time of payment for the Transferred Shares hereunder, none of the Tender Offer Conditions shall have occurred.

                  Section 6.6 Resignations. Each Person who has been appointed by the Seller to the Board of Directors of the Corporation (each a "Director") shall have delivered to the Purchaser their written resignation from such position effective as of the Closing Date or the Purchaser shall have received written evidence satisfactory to it that any Director who has not delivered such written resignation has been removed from such position effective as of the Closing Date.

                  Section 6.7 Class AC Stock Purchase Agreement. The purchase of all of the Class AC Shares pursuant to the terms of the Class AC Stock Purchase Agreement shall be consummated simultaneously with the purchase of the Transferred Shares pursuant to this Agreement.

                  Section 6.8 Tender Offer. The purchase of any Class A Shares tendered pursuant to the Tender Offer and not withdrawn prior to the expiration of the Tender Offer shall be consummated simultaneously with the purchase of the Transferred Shares pursuant to this Agreement.


                                   ARTICLE VII
           CONDITIONS TO THE OBLIGATIONS OF THE PARENT AND THE SELLER

                  Section 7. Conditions to the Obligations of the Parent and the Seller. The obligation of the Seller to, and of the Parent to cause the Seller to, sell the Transferred Shares on the Closing Date is subject to satisfaction, at or prior to such date, of the following conditions:

                  Section 7.1 Truth of Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Parent and the Seller shall have received a certificate signed by an authorized officer of the Purchaser, dated the Closing Date, to such effect.

                  Section 7.2 Performance of Agreements. All of the agreements of the Purchaser to be performed and all of the covenants of the Purchaser to be complied with prior to the Closing pursuant to the terms of this Agreement shall have been duly performed or complied with, as applicable, and the Parent and the Seller shall have received a certificate signed by an authorized officer of the Purchaser, dated the Closing Date, to such effect.

                  Section 7.3 Injunction. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority of competent jurisdiction which prohibits the consummation of the Tender Offer, the purchase of the Transferred Shares or any of the other transactions contemplated by this Agreement and which is in effect at the Closing Date, provided, however, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered.

                  Section 7.4 Tender Offer. The purchase of any Class A Shares tendered pursuant to the Tender Offer and not withdrawn prior to the expiration of the Tender Offer shall be consummated simultaneously with the purchase of the Transferred Shares pursuant to this Agreement.

                  Section 7.5 Class AC Stock Purchase Agreement. The purchase of all of the Class AC Shares pursuant to the terms of the Class AC Stock Purchase Agreement shall be consummated simultaneously with the purchase of the Transferred Shares pursuant to this Agreement.

                                  ARTICLE VIII
                                  MISCELLANEOUS

                  Section 8.1 Representations and Warranties. The respective representations and warranties of the Parent, the Seller and the Purchaser contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party. Each and every such representation and warranty shall serve solely as a condition to closing and shall expire with, and be terminated and extinguished by, the Closing and thereafter none of the Parent, the Seller, the Purchaser nor any of their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents shall be under or subject to any liability whatsoever with respect to any such representation or warranty. This Section 8.1 shall have no effect upon any other obligation of the parties hereto.

                  Section 8.2 Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

                  Section 8.3 Governing Law. This Agreement shall be construed in accordance with, and be governed by, the Laws of the State of Delaware. Each of the parties hereby irrevocably and unconditionally:

                  (a) submits itself in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the courts of the State of Delaware, the federal courts of the United States of America located in Delaware and appellate courts from any thereof;

                  (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                  (c) agrees that service of process in any such action or proceeding will be in accordance with the laws of the State of Delaware and agrees to appoint an agent for service of process in the State of Delaware within 10 business days of the date hereof;

                  (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

                  (e) waives the right to require a trial by jury with respect to any such action or proceeding.

                  Section 8.4 Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

                  Section 8.5 Publicity. Except as required by applicable U.S. federal securities law or the rules and regulations of any U.S. or foreign securities exchange upon which the securities of the parties hereto are listed for trading, or as otherwise provided for in this Agreement, no announcement or other publicity relating to this Agreement or the Corporation shall be made or issued directly or indirectly by or on behalf of any party hereto without the prior approval of the other parties hereto (which shall not be unreasonably withheld).

                  Section 8.6 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or when sent by telex or telecopy or other facsimile transmission (with receipt confirmed), or when sent via express delivery service and addressed as follows (or at such other addresses as the parties may designate by written notice in the manner aforesaid):

                  If to the Purchaser:

                           Koninklijke Ahold N.V.
                           Albert Heijnweg 1
                           1507 EH Zaandam
                           The Netherlands
                           Telecopier: 011 31 75 659 83 66
                           Attention: Paul P.J. Butzelaar, Esq.

                  with a copy to:

                           White & Case LLP
                           1155 Avenue of the Americas
                           New York, New York 10036
                           Telecopier: (212) 354-8113
                           Attention:  Maureen Brundage, Esq.

                  If to the Parent or the Seller:

                           J Sainsbury plc
                           Stamford House
                           Stamford Street
                           London SE1 911
                           England
                           Telecopier: 011 44 171 695 7610
                           Attention:   Nigel F. Matthews,
                                        Corporate Secretary
                  with a copy to:

                           Sullivan & Cromwell
                           125 Broad Street
                           New York, New York  10004
                           Telecopier:  (212) 558-3588
                           Attention:  Neil T. Anderson, Esq.

or to such other person as shall be designated in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by telecopier or mailed.

                  Section 8.7 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Notwithstanding anything in this Section 8.6 to the contrary, it is expressly understood and agreed that the Purchaser may assign this Agreement and its rights, interests and obligations hereunder to any wholly-owned subsidiary of the Purchaser; provided, however, that no such assignment shall relieve the Purchaser of any of its obligations hereunder. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  Section 8.8 Best Efforts. Subject to the terms and conditions provided herein, each of the Purchaser, the Parent and the Seller shall, with respect to matters within their respective control, cooperate and use their respective best efforts to, (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all reasonable things necessary and proper under applicable law to consummate the transactions contemplated hereby as promptly as practicable, (ii) obtain from any governmental authority, regulatory organization or other instrumentality or agency or any other third party any licenses, permits, consents, waivers, approvals, authorizations, qualifications, or orders required to be obtained or made by the Purchaser, the Parent, the Seller or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (iii) as promptly as practicable, make, or cause to be made, all filings and other submissions necessary, proper or advisable with respect to this Agreement and the transactions contemplated hereby under any applicable laws or regulations. The Purchaser, the Parent and the Seller shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Purchaser, the Parent and the Seller shall use their respective best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Section 8.7, none of the Purchaser, the Parent, the Seller, the Corporation or any of their respective subsidiaries shall be required to sell or otherwise dispose of, or hold separate (through the establishment of a trust or otherwise) particular assets or categories of assets, or business of the Purchaser, the Seller, the Parent, the Corporation or any of their affiliates or withdraw from doing business in a particular jurisdiction or take any other action that, in the aggregate, in the sole judgment of the Purchaser, would reasonably be expected to substantially impair or substantially reduce the Purchaser's ability to control, direct or manage on a day-to-day basis the business or affairs of the Corporation or to substantially impair or substantially reduce the overall benefits expected, as of the date hereof, to be realized by the Purchaser from the consummation of the transactions contemplated by this Agreement or would have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise), prospects, operations or results of operations of the Purchaser and its subsidiaries taken as a whole or the Corporation and its subsidiaries taken as a whole.

                  Section 8.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same Agreement.

                  Section 8.10 Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                  Section 8.11 Amendments. This Agreement may not be changed, amended, waived, or modified orally, but only by an agreement in writing signed by the Purchaser, the Parent and the Seller.

                  Section 8.12 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  Section 8.13 Termination of Agreement. All parties hereto agree to use their best efforts to fulfill the requirements of Articles VI and VII as soon as practicable. If any precondition to the completion of the transactions contemplated hereby is not fulfilled on or prior to December 31, 1998, then any party may terminate this Agreement and thereafter this Agreement shall become void and have no effect, without any liability hereunder of either party to the other party except for any breach of this Agreement. This Agreement shall terminate and become void and have no effect, without any liability hereunder of either party to the other party except for any breach of this Agreement, if the Class AC Stock Purchase Agreement or the Tender Offer shall be terminated pursuant to their respective terms prior to the purchase of any Transferred Shares hereunder.

                  Section 8.14 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                  Section 8.15 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                  Section 8.16 No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                  IN WITNESS WHEREOF, each of the Purchaser, the Parent and the Seller has caused its corporate name to be hereunto subscribed by its officer thereunto duly authorized all as of the day and year first above written.


                                   J SAINSBURY PLC


                                   By: /s/ DAVID M. BREMNER
                                      -----------------------
                                      Name: David M. Bremner
                                      Title: Deputy Group Chief Executive



                                   JS MASS. SECURITIES CORP.



                                   By: /s/ SANDRA J. DORAN
                                      -----------------------
                                      Name: Sandra J. Doran
                                      Title: President


                                   KONINKLIJKE AHOLD N.V.



                                   By: /s/ Robert Zwartendijk
                                      -----------------------
                                      Name: R. Zwartendijk
                                      Title: Executive Vice President